Exhibit 99.1

NEOSE TECHNOLOGIES, INC.
102 Witmer Road, Horsham, PA 19044  215.315.9000  fax:215.315.9100

email: info@neose.com   www.neose.com

A. Brian Davis Appointed as Neose CFO

Horsham, PA, January 6, 2005 -- Neose Technologies, Inc. (NasdaqNM: NTEC) today announced the promotion of A. Brian Davis to the position of senior vice president and chief financial officer, replacing Robert I. Kriebel who is retiring.

“We are pleased to recognize the significant contributions Brian has made throughout his 10 years at Neose.  He has played a key role in securing the capital structure of the company and ensuring our compliance with Sarbanes-Oxley,” said C. Boyd Clarke, Neose president, chief executive officer and chairman.

Mr. Davis has served as vice president, finance, since August 2002. Mr. Davis joined Neose in 1994 and has held positions of increasing responsibility, including controller, director of finance and senior director of finance. Prior to joining Neose, Mr. Davis served as corporate controller of Micro HealthSystems, Inc.  Mr. Davis received his B.S. in accounting from Trenton State College and his MBA from the Wharton School of the University of Pennsylvania. He is licensed as a Certified Public Accountant in Pennsylvania and New Jersey.

Neose is a biopharmaceutical company focused on improving protein therapeutics using its proprietary technologies.  Neose uses its novel GlycoAdvance™ and GlycoPEGylation™ technologies to develop improved, next-generation protein therapeutics for which there is already a substantial body of data demonstrating safety and efficacy.  Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others.  It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties.  Neose’s first two proprietary candidates are improved, GlycoPEGylated versions of erythropoietin (EPO) and granulocyte colony stimulating factor (G-CSF), both of which are expected to enter the clinic in 2005.

NEOSE TECHNOLOGIES, INC.	PAGE 2

CONTACTS:

Neose Technologies, Inc.
A. Brian Davis
Sr. Vice President and Chief Financial Officer
Barbara Krauter
Manager, Investor Relations
(215) 315-9000

For more information, please visit www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2003, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.

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